Exhibit 3.59.4

FIRST AMENDMENT

TO

OPERATING AGREEMENT

OF

VENTAS PROVIDENT, LLC
(FORMERLY VTRP MERGER SUB, LLC)

This First Amendment to Operating Agreement of Ventas Provident, LLC (formerly VTRP Merger Sub, LLC) is entered into as of August 1, 2005 by and between Ventas Provident, LLC, a Delaware limited liability company (the “Company”), and Ventas Realty, Limited Partnership, a Delaware limited partnership and wholly owned subsidiary of the Initial Member (as defined below) ( “Ventas Realty”), as the sole member of the Company.

RECITALS:

WHEREAS, a Certificate of Formation dated April 11, 2005 (the “Certificate”) was filed by an authorized person of the Company to form a limited liability company under the name “VTRP Merger Sub, LLC” pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended (6 Del. C. § 18-101, et seq.);

WHEREAS, Ventas, Inc., a Delaware corporation (the “Initial Member”), and the Company entered into the Operating Agreement of VTRP Merger Sub, LLC, dated as of April 12, 2005 (the “Operating Agreement”), in order to set forth, among other things, the terms governing the affairs of the Company and the conduct of its business;

WHEREAS, pursuant to that certain Certificate of Merger filed with the Secretary of State of the State of Delaware on June 7, 2005, Provident Senior Living Trust was merged with and into the Company and the Certificate was amended to change the name of the surviving limited liability company to be “Ventas Provident, LLC”;

WHEREAS, by a Contribution Agreement of even date herewith, Ventas Realty acquired all of the membership interests in the Company held by the Initial Member as the sole member of the Company; and

WHEREAS, the Company and Ventas Realty now desire to amend the Operating Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             All references in the Operating Agreement to “VTRP Merger Sub, LLC” are hereby deleted and in lieu thereof is inserted “Ventas Provident, LLC.”

2.             From and after the date hereof, all references in the Operating Agreement to the “Member” shall be deemed to refer to Ventas Realty, as the sole member of the Company.

3.             Except as expressly amended hereby, all of the terms and conditions of the Operating Agreement hereby are ratified and confirmed and are in full force and effect.

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IN WITNESS WHEREOF, the Company and Ventas Realty have executed this First Amendment to Operating Agreement as of the date first set forth above.

COMPANY:

VENTAS PROVIDENT, LLC

By:	/s/ T. Richard Riney
Name: T. Richard Riney
	Title:	Executive Vice President, General Counsel and Corporate Secretary

MEMBER:

VENTAS REALTY, LIMITED PARTNERSHIP

By: VENTAS, INC., its general partner

By:	/s/ T. Richard Riney
Name: T. Richard Riney
	Title:	Executive Vice President, General Counsel and Corporate Secretary